Exhibit 99.1

For more information, contact:

Henry Miller - financial contact	George Thomas - media contact
Tel: 484-582-5445	Tel: 484-582-5635
henry.miller@sungard.com	george.thomas@sungard.com

SunGard Announces Fourth Quarter 2013 Results

Wayne, PA – February 4, 2014 – SunGard, one of the world’s leading software and technology services companies, today reported results for the fourth quarter ended December 31, 2013. For the fourth quarter, revenue was $1.1 billion, flat year over year. Currency had no material impact on reported revenue for the quarter compared to the prior year. Operating income was $179 million, down 7% year over year. Operating margin was 16.1% in the quarter, down 1.1 points. Adjusted EBITDA was $372 million, down 6% year over year, and the adjusted EBITDA margin was 33.4%, down 2.1 points year over year. Adjusted EBITDA is defined in Note 1 attached to this release.

For the full year, revenue was $4.1 billion, down 2% year over year (down 2% adjusting for currency). Operating income was $461 million and the operating margin improved to 11.2%, compared to an operating income of $71 million last year, which included a goodwill impairment charge of $385 million. Excluding the goodwill impairment charge, operating income increased 1% year over year. Adjusted EBITDA was $1.2 billion, down 2% year over year, and the adjusted EBITDA margin was 29.1%, down 0.1 points year over year.

Russ Fradin, president and chief executive officer, commented, “SunGard’s fourth quarter results reflect the investments we’re making across the company to bring new products and services to market and to increase sales capacity, and I’m pleased with the progress we’ve made. In Financial Systems, we saw strong acceptance of our solutions, which resulted in improved revenue trends in the second half of the year. The Company’s performance in 2013 demonstrates the strength of our business, based on highly recurring revenue flows, focused investments, disciplined cost management and operational excellence, which allowed us to increase cash from continuing operations by over $100 million. I’m confident that our strategic direction and operational improvements will continue to drive greater value for both our clients and the company.”

On January 24, 2014, the Company announced its intent to split-off its Availability Services business from the Software and Processing businesses. These businesses are fundamentally different, serving vastly different customer needs and having very different business profiles. The Company expects this transaction to close as early as March 31, 2014, subject to satisfaction of various customary conditions.

Fradin commented, “The strategic separation into two financially strong, independent companies will bring greater clarity and alignment to each company’s mission.”

Andrew Stern, chief executive officer of SunGard Availability Services, commented, “We’ve made progress at SunGard Availability Services to strengthen and broaden our portfolio of products beyond traditional disaster recovery. As an independent company with $1.4 billion in revenue, we will have the scale, services, and focus to help ensure the availability of critical systems and data for our customers. Our fourth quarter results reflect the significant investments we’ve made in our Enterprise Managed Services, Cloud, and Recovery-as-a-Service (RaaS) solutions. Our infrastructure and services address today’s availability challenges, positioning us well for future growth.”

Financial Systems (“FS”) revenue was $717 million in the fourth quarter, up 1% year over year (flat year over year adjusting for currency). Growth in software license fees of 6%, to $97 million, and Professional Services of 7%, to $149 million, was partially offset by modest declines in other areas of the business. Adjusted EBITDA for the period was $253 million, down 2% from the prior year, and the adjusted EBITDA margin was 35.3%, down 0.8 points from last year. For the full year, FS revenue was $2.6 billion, down 2% year over year (also down 2% adjusting for currency). Adjusted EBITDA was $746 million, up 3% from the prior year, and the adjusted EBITDA margin was 29.2%, up 1.3 points from last year.

Notable deals in the quarter included the following:

•	SunGard’s Adaptiv Credit Risk was renewed by one of South Africa’s foremost banks to support its counterparty credit risk solution.

•	SunGard’s Valdi Order Management System was selected by one of the largest U.S. banks to replace its internal trading infrastructure and help expand its current order and trade processing ability.

•	SunGard’s iWorks Compass was selected by a leading UK business process outsourcer to replace and consolidate a number of legacy pension administration systems.

•	SunGard’s Ambit Commercial Lending solution was chosen by a member bank of a U.S. government-sponsored lending network to help provide end-to-end automation of its commercial lending business.

•	SunGard’s AvantGard Quantum solution was selected by a leading international financial institution to help manage its global cash and risk with a consolidated view into global bank accounts, reconciliations and payments.

•	SunGard’s Global Plus was renewed by a global financial services firm based in Canada to support its wealth management practice to better serve the needs of high net worth individuals.

•	SunGard’s IntelliMatch was selected by a leading online broker to support its high-volume tax reconciliation process. The solution will be provided as a hosted managed service and integrated with the broker’s existing implementation of SunGard’s Wall Street Concepts.

At the end of January 2014, the Company completed the sale of two small businesses within the FS segment with combined annual revenues of $48 million. These businesses are included in our 2013 financial results as discontinued operations.

Availability Services (“AS”) revenue was $344 million in the fourth quarter, down 2% year over year (down 3% adjusting for currency), reflecting a reduction in traditional recovery services business. During 2013, we continued to enhance our portfolio of services by investing in Recovery-as-a-Service and Cloud-based offerings. As a result of these investments, adjusted EBITDA was $112 million, down 14% from the prior year, and the adjusted EBITDA margin was 32.5%, down 4.2 points from last year. For the full year, AS revenue was $1.4 billion, down 2% year over year (also down 2% adjusting for currency), and adjusted EBITDA was $436 million, down 9% from prior year, and the adjusted EBITDA margin was 31.8%, down 2.4 points from last year.

Notable deals in the quarter included the following:

•	SunGard Availability Services was selected by a large Canadian firm to deploy and maintain a fully managed, cloud-based SAP ERP environment. SunGard AS is certified by SAP on system administration and cloud hosting.

•	SunGard Availability Services’ Managed Services and Enterprise Cloud solutions were selected by a global mobile technology services provider to help respond to increased demand for management software services and help reduce its total cost of IT ownership and management.

•	SunGard Availability Services’ Recovery Services, Managed Services, Consulting Services and Channel Sales solutions were selected by a large privately-held food and beverage distributer to help support its product distribution and recovery time objectives.

•	SunGard Availability Services was selected by a leading international investment bank seeking a dedicated crisis management center for its back-office Eastern European operations in Poland, allowing the customer to do workgroup recovery operations away from flood-risk areas.

•	SunGard Availability Services’ Recover2Cloud solution and Managed Services were selected by a Canadian technology services provider to support the expansion of its business capabilities and services.

Public Sector and Education revenue was $55 million in the fourth quarter, up 4% year over year, reflecting strong demand for newly introduced software solutions. Adjusted EBITDA was $18 million, down 8% year over year, and the adjusted EBITDA margin was 32.8%, down 4.1 points from last year, reflecting an increased mix of professional services revenue in the quarter. For the full year, revenue was $210 million, an increase of 3% year over year, and adjusted EBITDA was $66 million, flat from the prior year, and the adjusted EBITDA margin was 31.6%, down 0.9 points from last year.

Notable deals in the quarter included the following:

•	SunGard Public Sector’s ONESolution was selected by a city in Florida to support county-wide sharing of public safety information across records management and mobile computing solutions.

•	SunGard Public Sector’s ONESolution was selected by a city in Georgia to provide public safety solutions for computer-aided emergency dispatch, records management, mobile computing and jails management.

•	SunGard K-12 Education’s eFinancePLUS was selected by a large Illinois public school district to help manage its financial and human resources functions.

Financial Position

For the twelve months ended December 31, 2013, the continuing operations of the Company generated $735 million in cash flow from operations, up $101 million year over year, driven by improved capital structure and working capital disciplines. Capital expenditures were $258 million, flat from the prior year. The Company used its cash flow and available cash to repay $277 million of debt during 2013. In addition, in January 2014, the Company repaid $250 million of senior secured notes that matured on January 15, 2014 as well as $60 million of its accounts receivable facility borrowings.

In January, the Company also launched an amendment to its senior secured credit agreement to allow for the separation of AS and to provide certain other financial flexibility. Under the credit agreement amendment, Availability Services will be permitted to raise up to $1.5 billion of debt. Upon split-off, SunGard expects to reduce its existing debt by the amount of debt raised by Availability Services less transaction costs.

At December 31, 2013, total debt was $6.4 billion and cash was $706 million. The Company’s leverage ratio, as defined in its senior secured credit agreement, was 4.56x, down from 4.75x at the end of 2012. The leverage ratio is calculated using adjusted EBITDA as defined in Note 2 attached to this release. Also see Note 3 attached to this release for supplemental information on debt and capital expenditures.

Conference Call & Webcast

SunGard will host a conference call and live web broadcast to discuss fourth quarter 2013 results today at 9:00 a.m. (Eastern Time). The dial-in number for the conference call is 706-902-1370, and the conference ID number is 41541942. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. An audio replay will be available two hours after the call ends through midnight on February 18, 2014. To listen to the replay, please dial 1-855-859-2056 or 404-537-3406 and enter the conference ID number 41541942.

About SunGard

SunGard is one of the world’s leading software and technology services companies. SunGard serves approximately 25,000 customers in more than 70 countries and has approximately 17,000 employees. SunGard provides software and processing solutions for financial services, education and the public sector. SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software. With annual revenue of over $4.0 billion, SunGard is one of the largest privately held IT software and services company. For more information, please visit www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Adaptiv Credit Risk, Ambit, AvantGard Quantum, eFinancePLUS, IntelliMatch, iWorks Compass, ONESolution, Recover2Cloud, and Valdi are trademarks or registered trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results and pro forma estimates are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: global economic and market conditions; the condition of the financial services industry, including the effect of any further consolidation among financial services firms; our high degree of debt-related leverage; the effect of war, terrorism, natural disasters or other catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with broker/dealer operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the integration and performance of acquired businesses; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; a material weakness in our internal controls; and unanticipated changes in our income tax provision or the enactment of new tax legislation, issuance of regulations or relevant judicial decisions. In addition, we may not be able to complete the proposed split-off of our Availability Services business due to a number of factors, including the failure to obtain (i) financing for SunGard Availability Services, (ii) opinions of counsel as to the tax-free nature of the split-off and related transactions and (iii) final approval of SunGard’s board of directors. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the U.S. Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Three Months Ended Dec. 31,
	2012	2013
Revenue:
Services	$996	$991
License and resale fees	106	110

Total products and services	1,102	1,101
Reimbursed expenses	15	15

Total revenue	1,117	1,116

Costs and expenses:
Cost of sales and direct operating (excluding depreciation)	414	437
Sales, marketing and administration	252	250
Product development and maintenance	95	88
Depreciation	75	81
Amortization of acquisition-related intangible assets	89	81

Total costs and expenses	925	937

Operating income	192	179
Interest expense and amortization of deferred financing fees	(103)	(96)
Loss on extinguishment of debt	(31)	—
Other expense	(2)	—

Income from continuing operations before income taxes	56	83
Provision for income taxes	(4)	(18)

Income from continuing operations	52	65
Income from discontinued operations, net of tax	17	7

Net Income	$69	$72

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Twelve Months Ended Dec. 31,
	2012	2013
Revenue:
Services	$3,878	$3,802
License and resale fees	274	276

Total products and services	4,152	4,078
Reimbursed expenses	61	56

Total revenue	4,213	4,134

Costs and expenses:
Cost of sales and direct operating (excluding depreciation)	1,712	1,706
Sales, marketing and administration	996	964
Product development and maintenance	380	366
Depreciation	287	303
Amortization of acquisition-related intangible assets	382	334
Goodwill impairment charges	385	—

Total costs and expenses	4,142	3,673

Operating income	71	461
Interest income	1	1
Interest expense and amortization of deferred financing fees	(428)	(398)
Loss on extinguishment of debt	(82)	(6)
Other expense	—	(1)

Income (loss) from continuing operations before income taxes	(438)	57
Benefit from (provision for) income taxes	40	(6)

Income (loss) from continuing operations	(398)	51
Income from discontinued operations, net of tax	332	12

Net income (loss)	$(66)	$63

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

(Unaudited)

	Dec. 31, 2012	Dec. 31, 2013
Assets:
Current:
Cash and cash equivalents	$546	$706
Accounts receivable, net	896	877
Prepaid expenses and other current assets	228	192
Assets held for sale	47	49

Total current assets	1,717	1,824
Property and equipment, net	873	821
Software products, net	408	309
Customer base, net	1,364	1,152
Other assets, net	1,151	1,142
Goodwill	4,508	4,531

Total Assets	$10,021	$9,779

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$63	$293
Accounts payable and accrued expenses	598	583
Deferred revenue	833	845
Liabilities related to assets held for sale	17	15

Total current liabilities	1,511	1,736
Long-term debt	6,599	6,099
Deferred and other income taxes	1,119	1,021
Other long-term liabilities	76	102

Total liabilities	9,305	8,958
Stockholder’s equity	716	821

Total Liabilities and Stockholder’s Equity	$10,021	$9,779

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Statements of Cash Flows

(in millions)

(Unaudited)

	Twelve Months Ended Dec. 31,
	2012	2013
Cash flow from operations:
Cash flow from (used in) continuing operations	$634	$735
Cash flow from (used in) discontinued operations	(390)	11

Cash flow from (used in) operations	244	746

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(40)	(2)
Cash paid for property, equipment and software	(259)	(258)
Other investing activities	3	2

Cash provided by (used in) continuing operations	(296)	(258)
Cash provided by (used in) discontinued operations	1,757	—

Cash provided by (used in) investment activities	1,461	(258)

Financing activities:
Cash received from borrowings, net of fees	1,715	2,171
Cash used to repay debt	(2,946)	(2,477)
Premium paid to retire debt	(48)	—
Dividends Paid	(724)	—
Other financing activities	(36)	(21)

Cash provided by (used in) continuing operations	(2,039)	(327)
Cash provided by (used in) discontinued operations	—	—

Cash provided by (used in) financing activities	(2,039)	(327)

Effect of exchange rate changes on cash	7	(1)

Increase (decrease) in cash and cash equivalents	(327)	160
Beginning cash and cash equivalents includes cash of discontinued operations (2012: $6, 2013: $-)	873	546

Ending cash and cash equivalents includes cash of discontinued operations (2012: $-, 2013: $-)	$546	$706

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 1. Reconciliation of Adjusted EBITDA to Operating Income (Loss)

We evaluate the performance of our segments using non-GAAP measures. Our primary non-GAAP measure is Adjusted EBITDA, whose corresponding GAAP measure is operating income. Adjusted EBITDA is defined as operating income excluding depreciation, amortization of acquisition-related intangible assets, goodwill impairment, severance and facility closure charges, stock compensation, management fees, and certain other costs.

We believe Adjusted EBITDA is an effective tool to measure our operating performance since it excludes non-cash items and certain variable charges. We use Adjusted EBITDA extensively to measure both SunGard and its reportable segments within the Company and also to report our results to our board of directors.

While Adjusted EBITDA is useful for analysis purposes, it should not be considered as an alternative to our reported GAAP results. Also, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is similar, but not identical, to adjusted EBITDA per the Senior Secured Credit Agreement for purposes of our debt covenants (see Note 2).

The following is a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to the corresponding reported GAAP measures that we believe to be most directly comparable. Percentage changes are computed based on unrounded amounts.

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
(in millions)	2012	2013	change		2012	2013	change

Financial Systems segment
Revenue	$712	$717	1%		$2,604	$2,551	(2)%

Adjusted EBITDA	$258	$253	(2)%		$727	$746	3%
Adjusted EBITDA margin	36.1%	35.3%	(0.8	)pts	27.9%	29.2%	1.3	pts

Availability Services segment
Revenue	$353	$344	(2)%		$1,405	$1,373	(2)%

Adjusted EBITDA	$129	$112	(14)%		$480	$436	(9)%
Adjusted EBITDA margin	36.7%	32.5%	(4.2	)pts	34.2%	31.8%	(2.4	)pts

Public Sector & Education segment
Revenue	$52	$55	4%		$204	$210	3%

Adjusted EBITDA	$19	$18	(8)%		$66	$66	—%
Adjusted EBITDA margin	36.9%	32.8%	(4.1	)pts	32.5%	31.6%	(0.9	)pts

Corporate
Adjusted EBITDA	$(9)	$(11)			$(44)	$(46)

Total
Revenue	$1,117	$1,116	—%		$4,213	$4,134	(2)%

Adjusted EBITDA	$397	$372	(6)%		$1,229	$1,202	(2)%
Adjusted EBITDA margin	35.5%	33.4%	(2.1	)pts	29.2%	29.1%	(0.1	)pts

pts = margin points

Reconciliation of Adjusted EBITDA to operating income:

Financial Systems segment	$258	$253			$727	$746
Availability Services segment	129	112			480	436
Public Sector & Education segment	19	18			66	66
Corporate	(9)	(11)			(44)	(46)

Total Adjusted EBITDA	397	372			1,229	1,202

Depreciation	(75)	(81)			(287)	(303)
Amortization of acquisition-related intangible assets	(89)	(81)			(382)	(334)
Goodwill impairment	—	—			(385)	—
Restructuring and other costs	(29)	(16)			(53)	(46)
Stock compensation expense	(8)	(11)			(37)	(46)
Management fees	(4)	(4)			(14)	(12)

Total operating income	$192	$179	(7)%		$71	$461	554%

Operating income margin	17.2%	16.1%	(1.1	)pts	1.7%	11.2%	9.5	pts

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 2. Reconciliation of Income (Loss) from Continuing Operations to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA Per Senior Secured Credit Agreement

EBITDA represents income (loss) from continuing operations before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA per our Senior Secured Credit Agreement is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior secured credit facilities, as amended, our senior notes and senior subordinated notes. Adjusted EBITDA per our Senior Secured Credit Agreement is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement do not represent income (loss) from continuing operations, as that term is defined under GAAP, and should not be considered as an alternative to income (loss) from continuing operations as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to income (loss) from continuing operations, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

	Three Months Ended Dec. 31,
(in millions)	2012	2013

Total revenue	$1,117	$1,116

Income (loss) from continuing operations	$52	$65
Interest expense, net	103	96
Provision for income taxes	4	18
Depreciation and amortization	164	162

EBITDA	323	341
Purchase accounting adjustments	2	1
Non-cash charges	9	11
Restructuring and other	33	15
Acquired EBITDA, net of disposed EBITDA	1	—
Loss on extinguishment of debt	31	—

Adjusted EBITDA from Continuing Operations	399	368
Adjusted EBITDA from Operations Held for Sale	7	7

Adjusted EBITDA - per Senior Secured Credit Agreement *	$406	$375

Adjusted EBITDA margin	36.4%	33.6%

Year to Year Margin change		(2.8 points	)

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

	Twelve Months Ended Dec. 31,
(in millions)	2012	2013

Total revenue	$4,213	$4,134

Loss from continuing operations	$(398)	$51
Interest expense, net	427	397
Provisions for (benefit from) income taxes	(40)	6
Depreciation and amortization	669	637

EBITDA	658	1,091
Goodwill impairment charges	385	—
Purchase accounting adjustments	9	7
Non-cash charges	38	47
Restructuring and other	58	47
Acquired EBITDA, net of disposed EBITDA	3	—
Loss on extinguishment of debt	82	6

Adjusted EBITDA from Continuing Operations	1,233	1,198

Adjusted EBITDA from Operations Held for Sale	12	17

Adjusted EBITDA - per Senior Secured Credit Agreement *	$1,245	$1,215

Adjusted EBITDA margin	29.6%	29.4%

Year to Year Margin change		(0.2 points	)

Adjusted EBITDA - Software & Processing (including Corporate)	$751	$762
Adjusted EBITDA - Availability Services	482	436
Adjusted EBITDA - Operations Held for Sale	12	17

Adjusted EBITDA - per Senior Secured Credit Agreement *	$1,245	$1,215

*	Also applies to Senior Notes due 2018 and 2020 and Senior Subordinated Notes due 2019

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 3. Supplemental Information

Debt consisted of the following (in millions):

	Dec. 31, 2012	Dec. 31, 2013
Senior Secured Credit Facilities:
Secured revolving credit facility	$—	$—
Tranche A, effective interest rate of 1.96% and 1.92%	207	7
Tranche B, effective interest rate of 4.35%	1,719	—
Tranche C, effective interest rate of 4.17% and 4.41%	908	427
Tranche D, effective interest rate of 4.50% and 4.50%	720	713
Tranche E, effective interest rate of 4.10%	—	2,183

Total Senior Secured Credit Facilities	3,554	3,330

Senior Secured Notes due 2014 at 4.875%, net of discount of $4 and $-	246	250
Senior Notes due 2018 at 7.375%	900	900
Senior Notes due 2020 at 7.625%	700	700
Senior Subordinated Notes due 2019 at 6.625%	1,000	1,000
Secured accounts receivable facility, at 3.71% and 3.67%	250	200
Other, primarily foreign bank debt and capital lease obligations	12	12

Total debt	$6,662	$6,392

At December 31, 2013, the contractual future maturities of debt are as follows (in millions):

Contractual
2014	$293
2015	31
2016	31
2017	656
2018	929
Thereafter	4,452

Total debt	$6,392

Cash paid for property, equipment and software for the software and processing businesses (including Corporate) and Availability Services follow (in millions):

	Twelve Months Ended Dec. 31
	2012	2013

Software & processing (including Corporate)	$97	$112
Availability Services	162	146

Total cash paid for property, equipment and software	$259	$258